Exhibit 5.2
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
September 14, 2010
DigitalGlobe, Inc.
1601 Dry Creek Drive, Suite 260
Longmont, Colorado 80503

Re:	DigitalGlobe, Inc. Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to DigitalGlobe, Inc., a Delaware corporation (the “Company”), in connection with the shelf registration statement on Form S-3, to be filed on the date hereof by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to, among other things, the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of shares of common stock, $0.001 par value per share of the Company (“Common Stock”).
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of Delaware (the “Certificate of Incorporation”);

(iii)	the Amended and Restated By-laws of the Company, as currently in effect, as certified by the Secretary of the Company (the “By-laws”); and

DigitalGlobe, Inc.
September 14, 2010

(iv)	certain resolutions of the board of directors of the Company (the “Board of Directors”), adopted on September 13, 2010, relating to the Registration Statement.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, will have been duly organized and be validly existing in good standing, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.
     As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Our opinions set forth herein are limited to Delaware corporate law. The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, with respect to any shares of any Common Stock offered by the Company (the “Offered Common Stock”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act; (ii) an appropriate prospectus supplement with respect to the Offered Common Stock has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Offered Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Stock and related matters; (v) terms of the issuance and sale of the Offered Common

DigitalGlobe, Inc.
September 14, 2010

Stock have been duly established and are then in conformity with the Certificate of Incorporation and By-laws; and (vi) the shares of Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Common Stock, when issued and sold or otherwise distributed in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP